Exhibit 99.1

Celldex Reports First Quarter 2010 Financial Results

NEEDHAM, Mass.--(BUSINESS WIRE)--May 4, 2010--Celldex Therapeutics, Inc. (NASDAQ: CLDX) today reported financial results for the first quarter ended March 31, 2010. Celldex reported a net loss of $6.6 million, or $0.21 per share, for the first quarter of 2010 compared to a net loss of $7.7 million, or $0.49 per share, for the first quarter of 2009. At March 31, 2010, Celldex reported cash, cash equivalents and marketable securities of $75.4 million, which the Company believes will be sufficient to meet estimated working capital requirements and fund operations into 2012.

“We entered 2010 with several programs poised to move into randomized late-stage studies,” said Anthony S. Marucci, Celldex’s President and Chief Executive Officer. “Beginning at ASCO next month, these programs will result in a number of value-driving events over the course of the year. Celldex has made consistent progress through the first quarter of 2010 and we are in a strong position to continue taking significant strides through the rest of the year. We look forward to updating shareholders on our progress as clinical results from these programs become ready to announce.”

First quarter and recent highlights:

  Presented important preclinical data for CDX-1127, a therapeutic antibody candidate for oncology indications, at the 2010 American Association for Cancer Research (AACR) 101st Annual Meeting in April. Studies demonstrated that targeting CD27 receptors with Celldex’s human anti-CD27 antibodies can increase the numbers of responding T cells and directly impact tumor cells expressing CD27. These results support the ongoing development of CDX-1127, which is a candidate from Celldex’s Precision Targeted Immunotherapy Platform.
  Received a $3 million sublicense payment from TopoTarget A/S as a result of its co-development and commercialization agreement with Spectrum Pharmaceuticals, Inc. for Belinostat, a novel histone deacetylase (HDAC) inhibitor for the treatment of cancer.

Upcoming highlights

  The Company and its collaborators will be making four (4) presentations at the annual meeting of the American Society of Clinical Oncology (ASCO) to be held June 4-8th in Chicago, Illinois. Anticipated presentations include:
    Interim data from the ACT III study, a trial testing CDX-110 (PF-04948568) in newly diagnosed Glioblastoma Multiforme (GBM). CDX-110 is partnered with Pfizer.
    Final safety and immune activity data for CDX-011, an antibody-drug conjugate product, in patients with advanced melanoma.
    Data on the correlation of GPNMB expression with outcomes in breast cancer patients treated with CDX-011.
    The clinical design for a randomized Phase 2b study in muscle-invasive bladder cancer for CDX-1307, the Company’s first antibody-based dendritic cell targeted vaccine, in combination with multiple immune modulators.

Further Financial Highlights

The net loss of $6.6 million for the first quarter of 2010 represents an improvement of $1.1 million when compared to the net loss for the same period in 2009, primarily due to the receipt of a sublicense income payment of $3 million from TopoTarget A/S, partially offset by higher operating expenses in the first quarter of 2010.

Revenues for the first quarters of 2010 and 2009 were approximately the same at $3.7 million. Product development and licensing revenues in both 2010 and 2009 primarily reflect recognition of $1.3 million in Pfizer deferred revenue related to CDX-110 in the three-month periods. The increase in contracts and grants revenue in 2010 compared to 2009 primarily reflects revenues for work performed for Rockefeller University. In 2010, Celldex also recognized $2.1 million in product royalty revenue related to offsetting royalty expense payable to Cincinnati Children’s Hospital (CCH) compared to product royalty revenue of $2.0 million payable to CCH in 2009.

In late March 2010, the FDA decided to temporarily suspend the use of Rotarix® in the United States as a precautionary measure following the discovery of PCV-1 DNA material in the vaccine. Because of our agreement with Paul Royalty Fund (PRF), we will not be negatively impacted by the FDA's decision to suspend use of Rotarix® in future quarters. If our royalty revenue from Rotarix® is negatively impacted by the FDA's decision, our royalty expense for Rotarix® would be similarly impacted and therefore our net loss or cash position will not be impacted as a result of the FDA's decision.

Research and development (R&D) expense in the first quarter of 2010 and 2009 were approximately $6.4 million and $6.5 million, respectively. Changes in R&D expenses between 2010 and 2009 primarily reflect lower clinical trial costs in 2010 as management of the CDX-110 program was transitioned to Pfizer in mid-2009 and lower contracted research expenses and license fees in 2010, offset by higher facility-related expenses and higher personnel-related expenses in 2010.

Royalty expense includes product royalty and sublicense royalty fees on our out-licensed programs. The $0.1 million increase in royalty expenses in 2010 was due to an increase in Rotarix® related royalty fees. Our retained interests in Rotarix® net royalties which were not sold to PRF are recorded as product royalty revenue and a corresponding amount that is payable to CCH is recorded as royalty expense..

General and administrative (G&A) expense decreased by $0.5 million to $2.8 million in 2010 as compared to G&A expense of $3.3 million in the first quarter of 2009 was primarily due to $0.7 million in severance expense, including related non-cash stock-based compensation expense, incurred during the three months ended March 31, 2009 related to the departure of our former SVP, Business Development. The effect of these decreases was partially offset by $0.2 million in higher personnel expense during the three months ended March 31, 2010, primarily related to higher headcount.

The $1.4 million increase in amortization expenses for the quarter ended March 31, 2010 was primarily due to the amortization of intangible assets acquired in connection with the CuraGen Acquisition.

The $3.0 million increase in investment and other income, net in 2010 is primarily due to other income of $3.0 million recorded for the TopoTarget sublicense income payment. The $0.3 million increase in interest expense was primarily due to interest recorded in 2010 on the CuraGen convertible debt which we assumed in connection with the CuraGen Acquisition.

During the quarter ended March 31, 2010, cash, cash equivalents and marketable securities decreased by approximately $7.1 million from December 31, 2009, primarily due to operating expenses incurred during the quarter, payment of 2009 bonus amounts, CuraGen-related severance payments and prepayments of clinical trial and contracted research costs, offset partially by the payment received from TopoTarget.

As of March 31, 2010, Celldex had approximately 31.8 million shares outstanding.

About Celldex Therapeutics, Inc.

Celldex Therapeutics is the first antibody-based combination immunotherapy company. Celldex has a pipeline of drug candidates in development for the treatment of cancer and other difficult-to-treat diseases based on its antibody focused Precision Targeted Immunotherapy Platform. The PTI Platform is a complementary portfolio of monoclonal antibodies, antibody-targeted vaccines and immunomodulators used in optimal combinations to create novel disease-specific drug candidates. For more information, please visit http://www.celldextherapeutics.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: This release contains “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including those related to the Company’s strategic focus and the future development and commercialization (by Celldex and others) of CDX-110, CDX-1307, CDX-011, CDX-1135 (formerly TP10), CDX-1401, CDX-1127, Belinostat and other products. Forward-looking statements reflect management's current knowledge, assumptions, judgment and expectations regarding future performance or events. Although management believes that the expectations reflected in such statements are reasonable, they give no assurance that such expectations will prove to be correct and you should be aware that actual results could differ materially from those contained in the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, including, but not limited to, our ability to obtain additional capital on acceptable terms, or at all; our ability to adapt APC Targeting TechnologyTM to develop new, safe and effective vaccines against oncology and infectious disease indications; our ability to successfully complete product research and further development of our programs; our development partners’ willingness to make announcements with respect to co-developed products; the uncertainties inherent in clinical testing; our ability to manage research and development efforts for multiple products at varying stages of development; Pfizer’s and our strategy and business plans concerning the continued development and commercialization of CDX-110; the timing, cost and uncertainty of obtaining regulatory approvals; the failure of the market for the Company's programs to continue to develop; our ability to protect the Company’s intellectual property; the loss of any executive officers or key personnel or consultants; our ability to successfully integrate the businesses, multiple technologies and programs of CuraGen and Celldex; competition; changes in the regulatory landscape or the imposition of regulations that affect the Company’s products; and other factors listed under “Risk Factors” in our annual report on Form 10-K.

All forward-looking statements are expressly qualified in their entirety by this cautionary notice. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this release. We have no obligation, and expressly disclaim any obligation, to update, revise or correct any of the forward-looking statements, whether as a result of new information, future events or otherwise.

CELLDEX THERAPEUTICS, INC.

CONSOLIDATED STATEMENT	Quarter
OF OPERATIONS DATA	Ended March 31,
	2010	2009
	(Unaudited)
OPERATING REVENUE
Product Development and Licensing Agreements	$1,347	$1,502
Contracts and Grants	220	139
Product Royalties	2,146	2,091

Total Revenue	3,713	3,732

OPERATING EXPENSE
Research and Development	6,438	6,456
Royalty	2,327	2,230
General and Administrative	2,835	3,341
Gain on Sale of Assets	-	(604)
Amortization of Acquired Intangible Assets	1,520	95

Total Operating Expense	13,120	11,518

Operating Loss	(9,407)	(7,786)

Investment and Other Income, Net	3,162	123
Interest Expense	(337)	(40)

Net Loss	$(6,582)	$(7,703)

Basic and Diluted Net Loss per
Common Share	$(0.21)	$(0.49)
Weighted Average Common
Shares Outstanding	31,695	15,819

CONDENSED CONSOLIDATED
BALANCE SHEETS DATA	March 31,	December 31,
	2010	2009
	(Unaudited)
ASSETS
Cash, Cash Equivalents and Marketable Securities	$75,366	$82,453
Other Current Assets	2,917	1,523
Property and Equipment, net	10,965	11,489
Intangible and Other Assets, net	43,197	44,899
Total Assets	$132,445	$140,364

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities	$24,824	$14,407
Long-Term Liabilities	39,162	52,190
Stockholders' Equity	68,459	73,767
Total Liabilities and Stockholders' Equity	$132,445	$140,364

CONTACT:
Celldex Therapeutics, Inc.
Anthony S. Marucci, 781-433-0771
President and CEO
or
Celldex Therapeutics, Inc.
Avery W. Catlin, 781-433-0771
Chief Financial Officer
IR@celldextherapeutics.com
or
For Media:
BMC Communications Group
Matthew Driscoll, 212-477-9007 x20
mdriscoll@bmccommunications.com